Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Republic First Bancorp, Inc.
Philadelphia, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Republic First Bancorp, Inc. (the "Company") of the ParenteBeard LLC ("ParenteBeard") report dated March 15, 2013, relating to the Company's consolidated financial statements, which appear in the Republic First Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2012. ParenteBeard LLC merged into Baker Tilly Virchow Krause ('Baker Tilly"), LLP on October 1, 2014. As such, Baker Tilly is a successor in interest to ParenteBeard.

Pittsburgh, Pennsylvania
December 11, 2014